                                                                    Exhibit 4.1
                                          Standard & Poor's
                                          A Division of the McGraw-Hill
                                          Companies

Capital Market Services        Frank A. Ciccotto, Jr.
55 Water Street, 45th Floor    Senior Vice President &
New York, New York 10041       General Manager
Tel. 212 438 4417
Fax 212 438 7747
Frank  Ciccotto@standardandpoors.com

                                                               January 18, 2001

Salomon Smith Barney Inc.
7 World Trade Center, 40th Fl.
New York, N.Y. 10048

The Chase Manhattan Bank
4 New York Plaza
New York, N.Y. 10004

Re: Tax-Exempt Securities Trust
National Trust 253

Gentlemen:

  We have examined Registration Statement File No. 333-53548 for the above-mentioned Trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the Trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

  In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          /s/ Frank A. Ciccotto
                                          Frank A. Ciccotto
                                          Vice President

FAC/gmh